Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Prospectus constituting a part of this S-3 Registration Statement dated October 31, 2013 of our report dated April 22, 2013, with respect to the financial statements of IgDraSol, Inc. as of December 31, 2012 and for the period from May 17, 2012 (Inception) to December 31, 2012 (which report includes an explanatory paragraph relating to the uncertainty of IgDraSol’s ability to continue as a going concern), appearing in Sorrento Therapeutics, Inc. Current Report on Form 8-K/A filed September 30, 2013, and to the reference to us under the heading “Experts” in the Prospectus.

/s/ Kelly & Company

Kelly & Company

Costa Mesa, California

October 31, 2013